Exhibit 99.1

Star Gas Partners, L.P. Reports Fiscal 2009 Second Quarter Results

STAMFORD, Conn.--(BUSINESS WIRE)--May 8, 2009--Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2009 second quarter and the six-month period ended March 31, 2009.

For the fiscal 2009 second quarter, Star reported a 21.8 percent decrease in total revenues to $520.5 million, compared to total revenues of $665.3 million in the year-ago period, due largely to a decline in home heating oil selling prices. Selling prices declined in response to a decrease in wholesale product cost.

Home heating oil volume for the fiscal 2009 second quarter increased 6.5 million gallons, to 175.9 million gallons, as the impact of colder temperatures more than offset the volume lost through conservation and net customer attrition. Temperatures in Star’s geographic areas of operations for the fiscal 2009 second quarter were 9.5 percent colder than the fiscal 2008 second quarter and approximated normal.

During the three-month period ended March 31, 2009, operating income increased $61.7 million to $110.9 million.

The Partnership reported net income of $108.7 million, a $67.1 million increase versus the fiscal 2008 second quarter, largely due to a favorable change in the fair value of derivative instruments of $44.1 million, higher product gross profit of $25.5 million and a $6.2 million gain recorded on the repurchase of the Partnership’s Senior Notes. These increases were reduced by higher net service and operating costs (including depreciation and amortization) of $7.8 million.

Adjusted EBITDA increased $16.9 million to $74.7 million, as compared to $57.8 million for the three months ended March 31, 2008.

EBITDA and Adjusted EBITDA are non-GAAP (Generally Accepted Accounting Principles) financial measures which are explained below in greater detail under “EBITDA and Adjusted EBITDA (non-GAAP Financial Measures).” Please refer to the Supplemental Information included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended March 31, 2009 and 2008.

Star Gas Partners Chief Executive Officer, Dan Donovan, stated, “We had a strong winter heating season and we benefited from a return to normal temperatures. Our employees rose to the occasion and executed at all levels during this challenging period, especially given the tremendous volatility in heating oil pricing during the first half of the fiscal year.”

For the six months ended March 31, 2009, Star reported a 17.5 percent decrease in total revenues to $923.4 million, compared to total revenues of $1.1 billion in the year-ago period, primarily due to a decline in home heating oil selling prices.

Operating income for the first half of fiscal 2009 rose $24.3 million to $103.5 million and net income increased $34.0 million to $100.7 million. These increases were largely due to an increase in product gross profit of $48.4 million, reduced by higher net service and operating expenses (including depreciation and amortization) of $13.6 million and an unfavorable change in the fair value of derivative instruments of $10.5 million. In addition, net income for the first half also benefited from a $9.7 million gain on the repurchase of $36.3 million of the Partnership’s Senior Notes.

Adjusted EBITDA increased $33.1 million to $110.2 million for the six months ended March 31, 2009, as compared to $77.1 million for the six months ended March 31, 2008.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

• our compliance with certain financial covenants included in our debt agreements;

• our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

• our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

• our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and

• the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership’s performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership’s debt covenants in its material debt agreements are calculated. Both the Partnership’s 10.25% Senior Note agreement and its bank credit facility contain covenants that restrict equity distributions, acquisitions, and the amount of debt it can incur. Under the most restrictive of these covenants, which is found in the bank credit facility, the agent bank could step in and control all cash transactions for the Partnership if we failed to comply with the minimum availability or the fixed charge coverage ratio. The Partnership is required to maintain either availability (borrowing base less amounts borrowed and letters of credit issued) of $25.0 million or a fixed charge coverage ratio of 1.1 to 1.0 (Adjusted EBITDA being a significant component of this calculation). This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast and conference call Monday at 11:00 a.m. (ET). The webcast is available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com. The Conference call dial-in is 212-231-2904.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's quarterly report on form 10Q for the quarter ended March 31, 2009 and its Annual Report on Form 10-K for the year ended September 30, 2008, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
(in thousands)	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$175,918	$178,808
Receivables, net of allowance of $10,223 and $10,821, respectively	160,552	95,691
Inventories	39,491	44,759
Fair asset value of derivative instruments	2,380	7,452
Prepaid expenses and other current assets	21,392	17,589
Total current assets	399,733	344,299

Property and equipment, net	37,868	38,829
Long-term portion of accounts receivables	470	634
Goodwill	182,933	182,011
Intangibles, net	24,515	30,861
Deferred charges and other assets, net	6,043	8,799
Total assets	$651,562	$605,433

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$18,664	$16,887
Fair liability value of derivative instruments	6,746	7,188
Accrued expenses and other current liabilities	85,427	64,670
Unearned service contract revenue	40,690	39,085
Customer credit balances	49,725	85,408
Total current liabilities	201,252	213,238

Long-term debt	137,171	173,752
Other long-term liabilities	16,961	18,466

Partners’ capital
Common unitholders	314,654	219,544
General partner	223	(186)
Accumulated other comprehensive loss	(18,699)	(19,381)
Total partners’ capital	296,178	199,977
Total liabilities and partners’ capital	$651,562	$605,433

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except per unit data - unaudited)	2009	2008	2009	2008

Sales:
Product	$478,762	$620,916	$833,029	$1,021,956
Installations and service	41,738	44,370	90,321	97,274
Total sales	520,500	665,286	923,350	1,119,230
Cost and expenses:
Cost of product	323,571	491,188	573,116	810,446
Cost of installations and service	44,782	45,288	93,812	97,862
(Increase) decrease in the fair value of derivative instruments	(42,262)	1,813	(5,408)	(15,940)
Delivery and branch expenses	71,560	66,802	135,094	124,754
Depreciation and amortization expenses	6,066	6,862	12,109	13,870
General and administrative expenses	5,903	4,193	11,113	9,039
Operating income	110,880	49,140	103,514	79,199
Interest expense	(4,349)	(5,662)	(9,368)	(10,721)
Interest income	1,196	1,401	2,288	2,853
Amortization of debt issuance costs	(576)	(585)	(1,168)	(1,155)
Gain on redemption of debt	6,218	-	9,740	-
Income before income taxes	113,369	44,294	105,006	70,176
Income tax expense	4,702	2,737	4,350	3,522
Net income	$108,667	$41,557	$100,656	$66,654
General Partner’s interest in net income	466	178	431	285
Limited Partners’ interest in net income	$108,201	$41,379	$100,225	$66,369

Per unit data:
Net income available to limited partners	$1.43	$0.55	$1.32	0.88
Dilutive impact of theoretical distribution of earnings under Emerging Issues Task Force ("EITF 03-06")	0.26	-	0.24	-
Limited Partner’s interest in net income under EITF 03-06	$1.17	$0.55	$1.08	$0.88

Weighted average number of Limited Partner units outstanding	75,774	75,774	75,774	75,774

SUPPLEMENTAL INFORMATION STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended March 31,
(in thousands)	2009	2008

Income from continuing operations	$108,667	$41,557
Plus:
Income tax expense	4,702	2,737
Amortization of debt issuance cost	576	585
Interest expense, net	3,153	4,261
Depreciation and amortization	6,066	6,862
EBITDA from continuing operations	123,164	56,002

(Increase) / decrease in the fair value of derivative instruments	(42,262)	1,813
Gain on redemption of debt	(6,218)	-
Adjusted EBITDA	74,684	57,815

Add / (subtract)
Income tax expense	(4,702)	(2,737)
Interest expense, net	(3,153)	(4,261)
Provision for losses on accounts receivable	4,018	5,147
Increase in accounts receivables	(16,585)	(84,679)
Decrease in inventories	26,427	38,694
Decrease in customer credit balances	(45,105)	(26,604)
Change in other operating assets and liabilities	17,966	(2,924)
Net cash provided by (used in) operating activities	$53,550	$(19,549)

Net cash used in investing activities	$(837)	$(1,139)

Net cash provided by (used in) financing activities	$(25,008)	$28,362

Home heating oil gallons sold	175,900	169,400

SUPPLEMENTAL INFORMATION STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Six Months Ended March 31,
(in thousands)	2009	2008

Income from continuing operations	$100,656	$66,654
Plus:
Income tax expense	4,350	3,522
Amortization of debt issuance cost	1,168	1,155
Interest expense, net	7,080	7,868
Depreciation and amortization	12,109	13,870
EBITDA from continuing operations	125,363	93,069

(Increase) / decrease in the fair value of derivative instruments	(5,408)	(15,940)
Gain on redemption of debt	(9,740)	-
Adjusted EBITDA	110,215	77,129

Add / (subtract)
Income tax expense	(4,350)	(3,522)
Interest expense, net	(7,080)	(7,868)
Provision for losses on accounts receivable	6,886	6,857
Increase in accounts receivables	(71,583)	(193,001)
Decrease in inventories	5,398	21,529
Decrease in customer credit balances	(36,392)	(49,550)
Change in other operating assets and liabilities	30,265	3,185
Net cash provided by (used in) operating activities	$33,359	$(145,241)

Net cash used in investing activities	$(4,841)	$(1,927)

Net cash provided by (used in) financing activities	$(31,408)	$47,906

Home heating oil gallons sold	285,500	282,500

CONTACT:
Star Gas Partners
Investor Relations, 203-328-7310
or
Jaffoni & Collins Incorporated
Robert Rinderman, Norberto Aja, 212-835-8500
SGU@jcir.com